Exhibit 10.11

WAIVER AND FORBEARANCE AGREEMENT

This WAIVER AND FORBEARANCE AGREEMENT, dated as of March 19, 2014 (the “Agreement”), is made and entered into by and among (i) Eagle Bulk Shipping Inc. (the “Borrower”) and its subsidiaries (collectively, the “Guarantors”, and together with the Borrower, the “Loan Parties”) and (ii) certain lenders under the Credit Agreement (as defined below) (collectively, the “Lenders”). The Loan Parties and the Lenders party hereto are hereinafter referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Loan Parties, The Royal Bank of Scotland plc as Administrative Agent under the Credit Agreement (the “Agent”), and the Lenders are party to that certain Fourth Amended and Restated Credit Agreement dated as of June 20, 2012 (as amended to date and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”). 1

WHEREAS, the Lenders party hereto collectively hold more than 66-2/3% of the revolving and term loans outstanding under the Credit Agreement as of the date hereof and constitute the “Majority Lenders” as that term is defined in the Credit Agreement.

WHEREAS, the Borrower has informed the Lenders that, while to the best of its knowledge no Events of Default exist under the Credit Agreement or other Finance Documents as of the Effective Date, certain Defaults and Events of Default listed on Schedule 1 hereto may occur under the Credit Agreement (collectively, the “Acknowledged Potential Defaults”).

WHEREAS, on February 27, 2014, the Loan Parties delivered to the Lenders’ advisors a term sheet for a proposed restructuring of the obligations outstanding under the Credit Agreement.

WHEREAS, the Lenders and, at the Lenders’ direction, the Agent, would be entitled to exercise at any time following the occurrence and during the continuance of the Acknowledged Potential Defaults any and all rights and remedies available to them under the Credit Agreement, the other Finance Documents, applicable law, and/or otherwise.

WHEREAS, the Borrower has requested that the Lenders waive certain Acknowledged Potential Defaults prior to their potential occurrence and forbear from exercising certain rights and remedies in respect thereof and, subject to the terms and conditions hereof, the Lenders party hereto are willing to agree to such request, but only upon the terms and conditions set forth herein.

[1]	Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Waiver and Forbearance.

(a)     During the Waiver and Forbearance Period (as defined below), the Lenders agree that they will waive the Acknowledged Potential Defaults and not, solely by reason of the Acknowledged Potential Defaults, (i) exercise any right and remedy that may become available to them under the Credit Agreement, any other Finance Document, or applicable law, or (ii) initiate, join in, or encourage in any way an instruction or direction to the Agent to exercise any rights and remedies under the Credit Agreement, the other Finance Documents or applicable law in connection with the Acknowledged Potential Defaults.

(b)     The foregoing waiver and forbearance shall extend only to the Acknowledged Potential Defaults and not to any other Defaults or Events of Default now existing or occurring after the Effective Date and shall not in any way or manner restrict the Lenders from exercising any rights or remedies they may have with respect to the Acknowledged Potential Defaults from and after the termination or expiration of the Waiver and Forbearance Period, subject to the terms of this Agreement, the Credit Agreement and the Finance Documents, or with respect to any other Default or Event of Default at any time, subject to the terms of the Credit Agreement and the Finance Documents.

(c)     Notwithstanding anything to the contrary contained herein or in the Credit Agreement or any other Finance Document, during the Waiver and Forbearance Period, the Borrower shall be entitled to borrow any Revolving Loan in compliance with the terms of the Credit Agreement and any other Finance Document, so long as, after giving effect to such borrowing, no Default or Event of Default exists under the Credit Agreement or any other Finance Document, including, for the avoidance of doubt, the Acknowledged Potential Defaults.

2.     Waiver and Forbearance Period.

(a)     The waiver and forbearance granted by this Agreement will commence on the Effective Date (defined below) and terminate, subject to clause (b) below, upon the earliest to occur of the following (each, a “Termination Event”) (such period, the “Waiver and Forbearance Period”):

(i)

April 15, 2014, if the Loan Parties and the Majority Lenders have not, on or before such date, (1) agreed on the terms of a restructuring of the obligations outstanding under the Credit Agreement (the “Restructuring”) and (2) executed a binding restructuring support agreement or similar agreement documenting such agreed-upon terms (the “Restructuring Support Agreement”), including milestones for the commencement, implementation and closing of the Restructuring.

(ii)

the date on which any Loan Party materially breaches any of the conditions or agreements set forth in this Agreement or fails to deliver or enter into any material document or agreement to be entered into or delivered in connection with this Agreement, including without limitation those set forth in Sections 4 and 5 of this Agreement;

(iii)

the commencement by or against any Loan Party of a case under title 11 of the United States Code or any other act that seeks relief under any comparable liquidation, reorganization or insolvency regime or proceeding that is not, in the case of any proceeding commenced against any Loan Party, dismissed within thirty days; or

(iv)	any Event of Default (as defined in the Credit Agreement) occurs and is continuing, except, for the avoidance of doubt, the Acknowledged Potential Defaults;

(v)	any event of default occurs and is continuing pursuant to the terms of the Restructuring Support Agreement; or

(vi)	June 30, 2014.

(b)     Upon the occurrence of the Termination Event set forth in Section 2(a)(iii), automatically, and upon the occurrence of any other Termination Event, upon fifteen days written notice to the Loan Parties, (i) the agreement of the Loan Parties and the Lenders to comply with any of their obligations hereunder shall automatically and without any further action or notice terminate and be of no force and effect, (ii) the agreement of the Lenders to waive and forbear shall terminate and be of no further force and effect, and (iii) unless the Loan Parties and the Majority Lenders have entered into a Restructuring Support Agreement (in which case, the terms of the Restructuring Support Agreement shall govern, if applicable), the Agent and the Lenders shall be entitled to exercise all rights and remedies available to them, if any, under this Agreement, the Credit Agreement, any other Finance Document or applicable law.

(c)     The fifteen day grace period set forth in Section 2(b) hereof shall be deemed to be automatically and immediately expired in the event that the Loan Parties fail, at any time, to comply with the covenant set forth in Section 4(d).

3.     Agreements and Acknowledgements. Each Loan Party hereby agrees, confirms and acknowledges as follows:

(a)     As of the Effective Date, the Borrower is indebted to the Lenders in an aggregate amount of $1,200,403,584, comprised of (i) $20,000,000 in Revolving Loan Commitments and $0 in Revolving Loans outstanding, (ii) $1,129,478,742 in Term Loan Commitments and $1,129,478,742 in Term Loans outstanding, and (iii) $50,924,842 of PIK Loans, plus accrued but unpaid interest, plus the costs and expenses payable under the Finance Documents.

(b)     The Borrower hereby confirms and acknowledges that, as of the Effective Date, it is validly indebted to the Lenders for the payment in full of all obligations under the Credit Agreement, without defense, counterclaim, offset, cross-complaint or demand of any kind or nature whatsoever.

(c)     Each Guarantor hereby confirms and acknowledges that, as of the Effective Date, it is validly indebted to the Lenders for the payment in full of all obligations under the Credit Agreement, which it has guaranteed, without defense, counterclaim, offset, cross-complaint or demand of any kind or nature whatsoever.

(d)     Except as herein agreed, the Credit Agreement and the other Finance Documents remain in full force and effect, and each Loan Party hereby reaffirms and admits the validity and enforceability of the Credit Agreement and the other Finance Documents.

(e)     Each Loan Party hereby confirms and acknowledges that to the best of its knowledge the Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to the Agent, for the benefit of each Lender, pursuant to the Finance Documents or as otherwise granted to the Agent for the benefit of each Lender.

(f)     Except as specifically set forth herein, nothing shall alter, amend, modify or extinguish the obligation of the Loan Parties to repay the foregoing obligations.

4.     Covenants. During the Waiver and Forbearance Period, the Loan Parties covenant and agree with the Lenders as follows:

(a)     On and after the Effective Date, upon the request of the Majority Lenders, each Loan Party will promptly execute, acknowledge and deliver such documents, including without limitation, (i) a transfer agreement in form and substance satisfactory to the Majority Lenders that contains usual and customary terms, (ii) assignments of Mortgages, and (iii) any non-material modifications to any Finance Document necessary to reflect and conform to the transfer agreement, and shall do such other acts and things as the Majority Lenders may reasonably request to effect fully the transfer of the role of the Administrative Agent (the “Agency Transfer”) to a successor Administrative Agent selected by the Majority Lenders in accordance with the terms of the Credit Agreement and to maintain perfection of the Collateral and the Liens securing the Loan Parties’ obligations under the Finance Documents.

(b)     The Loan Parties and their advisors shall cooperate reasonably with the Lenders and their advisors in respect of any pending or future diligence requests, and shall promptly provide such information regarding the operations, business and legal affairs, and financial condition of the Loan Parties as reasonably requested by the Lenders’ advisors and, to the extent that any Lender shall have executed a mutually acceptable confidentiality agreement with the Loan Parties, to such Lenders; provided further that, on or before March 19, 2014, the Loan Parties shall deliver to the Lenders’ advisors or otherwise reasonably satisfy the diligence requests delivered to counsel for the Loan Parties on March 6, 2014.

(c)     The Loan Parties and their advisors shall deliver to the Lenders’ advisors, and, to the extent that any Lender shall have executed a mutually acceptable confidentiality agreement with the Loan Parties, to such Lenders, (i) an updated rolling short-term liquidity cash forecast, liquidity status, and actual total cash receipts and disbursements as well as a comparison to budget on the Effective Date of this Agreement and on a monthly basis thereafter during the Waiver and Forbearance Period and (ii) a report that details fleet positioning and new and completed voyages on the Effective Date of this Agreement and on an approximate weekly basis thereafter during the Waiver and Forbearance Period, each in form and substance reasonably satisfactory to the Majority Lenders.

(d)     The Loan Parties shall inform the Lenders and their advisors of any material discussions regarding debtor-in-possession financing (the “DIP Financing”) and provide to the Lenders and their advisors copies of all proposals, term sheets and commitment letters received or delivered in connection therewith within one Business Day of delivery or receipt thereof. The Lenders shall be provided reasonable notice of, and shall have the right of first refusal with respect to, any such DIP Financing contemplated in connection with the proposed Restructuring.

(e)     The Loan Parties shall have executed a mutually acceptable form of confidentiality agreement with those Lenders willing to execute such agreement on or before March 19, 2014.

(f)     The Loan Parties shall pay the fees and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey Capital, Inc., as advisors to the Lenders, in accordance with the terms of their respective engagement letters with the Borrower.

5.     Delivery of Financial Statements. Notwithstanding anything to the contrary contained herein or in the Credit Agreement or any other Finance Document, the Loan Parties shall deliver to the Lenders’ advisors (i) drafts of the financial statements and other information set forth in Sections 19.1, 19.2 and 19.3 of the Credit Agreement for the period ending March 31, 2014 within thirty-five (35) days of such date and (ii) a draft of the Form 10-K for the period ending December 31, 2013 on or before March 30, 2014.

6.     Condition Precedent to Effective Date. This Agreement shall not become effective unless and until each of the following occurs (the date on which each of the following occurs, the “Effective Date”):

(a)     The Agreement is duly executed by the Parties, including Lenders constituting the Majority Lenders under the Credit Agreement.

(b)     The Loan Parties pay any outstanding and invoiced on or before the Effective Date fees and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey Capital, Inc., as advisors to the Lenders, in accordance with the terms of their respective engagement letters with the Borrower.

7.     Representations and Warranties. Each Loan Party acknowledges, represents, warrants and agrees that:

(a)     Except for the Acknowledged Potential Defaults, no Default or Event of Default exists under the Credit Agreement or other Finance Documents as of the Effective Date and all times during the Waiver and Forbearance Period.

(b)     As of the Effective Date, each Loan Party has the power and is duly authorized to enter into, deliver and perform this Agreement.

8.     Release.

In consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors and assigns, and its present and former members, affiliates, employees, agents, officers, directors, shareholders, legal representatives and other representatives (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, each of the Lenders, and each Lender’s respective successors and assigns, and past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (each, a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of action and actions, cause and causes of action, claims, demands, suits, damages and any and all other claims, counterclaims, defenses, rights of setoff, demands and liabilities whatsoever (each, a “Claim” and collectively, the “Claims”) of every kind and nature, whether in law, equity or otherwise, known or unknown, fixed or contingent, joint and/or several, secured or unsecured, liquidated or unliquidated, suspected or unsuspected, which any Releasing Party may now or hereafter own, hold, have or claims to have against the Released Parties, in their capacities as such under the Credit Agreement or other Finance Documents, for, upon, or by reason of any circumstance, action, fact, event or omission or other matter occurring at or from any time prior to and including the Effective Date in any way arising out of, connected with or relating to this Agreement, the Credit Agreement, any other Finance Document and the transactions contemplated thereby or hereunder; provided, however, that no Released Party shall be released from any act or omission that constitutes gross negligence, fraud or wilful misconduct. For the avoidance of doubt, the Agent is not, and shall not be deemed, a Released Party as that term is used herein.

9.     Notices. Any notice to be given pursuant to this Agreement shall be provided at the addresses, telephone numbers, email addresses, or facsimile numbers set forth below:

Eagle Bulk Shipping Inc.
477 Madison Avenue
New York, New York 10022
Attn:	Adir Katzav
Chief Financial Officer

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, California
Attn: Paul Aronzon
Telephone: (213) 892-4000
Email: paronzon@milbank.com
Facsimile: (213) 892-4763

 -   and   -

Each Lender listed on Schedule B

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 492-0158
Attn:	Andrew N. Rosenberg and Alice Belisle Eaton
Email:	arosenberg@paulweiss.com
aeaton@paulweiss.com

10.     Entire Agreement; Amendments. This Agreement, from and after the Effective Date, represents the final agreement among the Parties with respect to its subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. This Agreement may not be modified or amended except by a written instrument signed by the Majority Lenders expressing such amendment or modification.

11.     Finance Document. This Agreement shall be deemed to be a Finance Document, and so designated by the Majority Lenders, for all purposes under and in connection with the Credit Agreement and all other Finance Documents.

12.     Public Disclosure. The Loan Parties shall submit to the Lenders for approval all press releases and public filings related to this Agreement or the transactions contemplated hereby and any amendments thereof reasonably prior to their release or filing, as the case may be. The Loan Parties shall not (a) identify any of the Lenders by name in any press release without the prior written consent of such Lender or (b) disclose the holdings of any Lender to any person; provided, however, that the Loan Parties may disclose in a press release or public filing that the Agreement was agreed to by Lenders constituting the Majority Lenders under the Credit Agreement.

13.     Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding on, and inure to the benefit of each Lender, each Loan Party and its respective successors and assigns. The Lenders shall not sell, transfer or otherwise dispose of any amount of their holdings under the Credit Agreement unless the recipient of such holdings under such sale, transfer or other disposition first becomes a party to this Agreement and expressly assumes the obligations of the transferring Lender set forth herein in their entirety by executing a joinder, substantially in the form attached hereto as Exhibit A. This Agreement does not and shall not be construed to confer any rights or remedies upon any person or entity other than the Parties and their respective successors and assigns.

14.     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without reference to the conflicts or choice of law provisions thereof. Each of the Parties hereby consents and agrees that the jurisdiction provisions of the Credit Agreement shall govern any action, claim or other proceeding in respect of this Agreement or any matters arising out of or related thereto. Each of the Parties hereby waives its respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder, or the performance of such rights and obligations.

15.     Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.     Counterparts. This Agreement may be executed by one or more of the Parties on any number of separate counterparts (including by electronic transmission of signature pages hereto), and all of such counterparts taken together shall be deemed an original and to constitute one and the same instrument.

17.     No Other Amendment; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Agreement shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege, or remedy of the Lenders under the Credit Agreement, any other Finance Document, or applicable law, nor shall entering into this Agreement preclude the Lenders from refusing to enter into any further amendments, waivers or forbearances with respect to the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER

Eagle Bulk Shipping Inc.

By:	/s/ Adir Katzav
Name: Adir Katzav
Title: Chief Financial Officer

GUARANTORS

Agali Shipping S.A.
Anemi Maritime Services S.A.
Avocet Shipping LLC
Bittern Shipping LLC
Canary Shipping LLC
Cardinal Shipping LLC
Condor Shipping LLC
Crane Shipping LLC
Crested Eagle Shipping LLC
Crowned Eagle Shipping LLC
Eagle Bulk (Delaware) LLC
Eagle Bulk Pte. Ltd.
Eagle Management Consultancy Pte. Ltd.
Eagle Management Consultants LLC
Eagle Ship Management LLC
Eagle Shipping International (USA) LLC
Egret Shipping LLC
Falcon Shipping LLC
Gannet Shipping LLC
Golden Eagle Shipping LLC
Goldeneye Shipping LLC
Grebe Shipping LLC
Griffon Shipping LLC
Harrier Shipping LLC
Hawk Shipping LLC
Heron Shipping LLC
Imperial Eagle Shipping LLC
Jaeger Shipping LLC
Jay Shipping LLC
Kampia Shipping S.A.
Kestrel Shipping LLC
Kingfisher Shipping LLC

Kite Shipping LLC
Kittiwake Shipping LLC
Marmaro Shipping S.A.
Martin Shipping LLC
Merlin Shipping LLC
Mesta Shipping S.A.
Mylos Shipping S.A.
Nagos Shipping S.A.
Nighthawk Shipping LLC
Oriole Shipping LLC
Osprey Shipping LLC
Owl Shipping LLC
Peregrine Shipping LLC
Petrel Shipping LLC
Puffin Shipping LLC
Rahi Shipping S.A.
Redwing Shipping LLC
Roadrunner Shipping LLC
Sandpiper Shipping LLC
Shrike Shipping LLC
Sirikari Shipping S.A.
Skua Shipping LLC
Sparrow Shipping LLC
Spilia Shipping S.A.
Stellar Eagle Shipping LLC
Tern Shipping LLC
Thrasher Shipping LLC
Thrush Shipping LLC
Woodstar Shipping LLC
Wren Shipping LLC

By:	/s/ Adir Katzav
Name: Adir Katzav
Title: Chief Financial Officer

[signature page to Waiver and Forbearance Agreement]

LENDER:

Merrill Lynch Credit Products, LLC

By:	/s/ Jonathan M. Barnes
Name: Jonathan M. Barnes
Title: Vice President

[signature page to Waiver and Forbearance Agreement]

LENDER:

Bank of America, N.A.

By:	/s/ Jonathan M. Barnes
Name: Jonathan M. Barnes
Title: Vice President

[signature page to Waiver and Forbearance Agreement]

LENDER:

Midtown Acquisitions L.P.

By: Midtown Acquisitions CP LLC, its general partner

By:	/s/ Connor Bastable
Name: Connor Bastable
Title: Manager

[signature page to Waiver and Forbearance Agreement]

LENDER:

Brigade Capital Management

By:	/s/ Aaron Daniels
Name: Aaron Daniels
Title: Associate General Counsel

[signature page to Waiver and Forbearance Agreement]

LENDER:

Onex Debt Opportunity Fund, Ltd.
By: Onex Credit Partners, LLC, its investment manager

By:	/s/ Steven Gutman
Name: Steven Gutman
Title: General Counsel

[signature page to Waiver and Forbearance Agreement]

LENDER:

Canyon Capital Advisors, LLC, on behalf of its participating funds and managed accounts

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

[signature page to Waiver and Forbearance Agreement]

LENDER:

OCP Investment Trust
By: Onex Credit Partners, LLC, its manager

By:	/s/ Steven Gutman
Name: Steven Gutman
Title: General Counsel

[signature page to Waiver and Forbearance Agreement]

LENDER:

[Oaktree Capital]

By:	/s/ Emily Stephens
Name: Emily Stephens
Title: Managing Director

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Managing Director

[signature page to Waiver and Forbearance Agreement]

LENDER:

Panning Capital Management LP

By:	/s/ Kieran Goodwin
Name: Kieran Goodwin
Title: Partner

Schedule 1

Acknowledged Potential Defaults

1.

An Event of Default arising under Section 26.3(a) of the Credit Agreement, due to the failure to supply the Agent with a consolidated balance sheet and related consolidated statements of income, equity and cash flows within 90 days of the end of each financial year that does not include a “going concern” qualification or any qualification or exception as to the scope of the audit performed by PricewaterhouseCoopers or another independent certified public accountant, as required in Section 19.1(a) of the Credit Agreement.

2.

An Event of Default arising under Section 26.2 of the Credit Agreement, due to the failure to meet the Leverage Ratio specified for the Accounting Period ending December 31, 2013 and each quarter thereafter, as required in Section 20.1 of the Credit Agreement.

3.

An Event of Default arising under Section 26.2 of the Credit Agreement, due to the failure to meet the Minimum Interest Coverage Ratio specified for the Accounting Period ending March 31, 2014 and each quarter thereafter, as required in Section 20.2 of the Credit Agreement.

4.	Any related Event of Default which would result from the failure to give notice with respect to any of the foregoing.

Schedule 2 to Waiver and Forbearance Agreement

Based on best information available as of March 17, 2014, the following lenders collectively hold, in the aggregate, $985,811,274 of the revolving commitments and term loan commitments under the Credit Agreement:

●	Bank of America, N.A.

●	Brigade Capital Management

●	Canyon Capital Advisors LLC

●	Midtown Acquisitions L.P.

●	Oaktree Capital Management, L.P.

●	Onex Credit Partners, LLC

●	Panning Capital Management LP

Exhibit A

FORM OF JOINDER

This Joinder to the Waiver and Forbearance Agreement, dated as of March 19, 2014, by and among Eagle Bulk Shipping Inc., its subsidiaries, and certain Lenders signatory thereto (as amended, supplemented or otherwise modified from time to time, the “Agreement”), is executed and delivered by [__________________] (the “Joining Party”) as of [DATE]. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I, applicable to a Lender. The Joining Party shall hereafter be deemed to be a “Lender” and a “Party” for all purposes under the Agreement.

2.     Representations and Warranties. The Joining Party hereby represents and warrants that the amount of Total Commitments set forth below its name on the signature page hereof is true and accurate.

3.     Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Notice Address	Amount of Total Commitments Held:

Acknowledged:

EAGLE BULK SHIPPING INC.

By:
Name:
Title: